Exhibit 99.1

Rigel Announces Third Quarter 2011 Financial Results

South San Francisco, Calif. — November 1, 2011 — Rigel Pharmaceuticals, Inc. (Nasdaq: RIGL) today reported financial results for the third quarter and nine months ended September 30, 2011.

For the third quarter of 2011, Rigel reported a net loss of $17.9 million, or $0.25 per basic and diluted share, compared to a net income of $50.4 million, or $0.97 and $0.96 per basic and diluted share, respectively, in the same period of 2010. Basic weighted average shares outstanding for the third quarters of 2011 and 2010 were 71.2 million and 52.1 million, respectively. Diluted weighted average shares outstanding for the third quarters of 2011 and 2010 were 71.2 million and 52.8 million, respectively.

Contract revenue for the third quarter of 2011 was $4.4 million, which included a payment of $4.3 million received in the quarter from Merck Serono S.A. and the remaining $0.1 million related to the upfront payment Rigel received for out-licensing its oncology program in June 2011. The collaboration agreement between Rigel and Merck Serono was terminated in 2010 and the program has been returned in full to Rigel. Rigel does not expect to record any further revenue from Merck Serono pursuant to the terminated collaboration agreement. Contract revenue in the third quarter of 2010 was $72.3 million from AstraZeneca AB (AZ), which included amortization of the upfront payment for the exclusive worldwide license agreement for fostamatinib, as well as revenue Rigel earned under that agreement for the initiation of the Phase 3 clinical trial program for fostamatinib and the transfer of the fostamatinib open label extension study to AZ.

Rigel reported total operating expenses of $22.4 million in the third quarter of 2011, compared to $21.9 million in the same period of 2010. The slight increase in operating expenses was primarily due to the increase in research and development expenses related to Rigel’s R343 program for asthma and its topical JAK3 inhibitor program for discoid lupus, partially offset by the completion of the transfer of the fostamatinib open label extension study to AZ in September 2010, and by a decrease in preclinical expenses for the oral JAK3 inhibitor program for transplant rejection.

For the nine months ended September 30, 2011, Rigel reported a net loss of $60.2 million, or $0.99 per basic and diluted share, compared to a net income of $55.1 million, or $1.06 and $1.05 per basic and diluted share, respectively, for the same period of 2010.

As of September 30, 2011, Rigel had cash, cash equivalents and available-for-sale securities of $265.7 million, compared to $177.3 million as of December 31, 2010. Rigel expects to end 2011 with more than $245.0 million in cash, cash equivalents and available-for-sale securities, which Rigel expects to be sufficient to fund operations into 2014.

“As outlined at our recent investor/analyst day, we expect to initiate two separate Phase 1 clinical trials this year with our oral and topical JAK3 compounds.  We anticipate following those trials in mid-2012 with the launch of a Phase 2 study in asthma with our inhaled syk inhibitor, R343,” said James M. Gower, chairman and chief executive officer of Rigel.

(Note: Visit www.rigel.com to replay Rigel’s October 13, 2011 investor/analyst day webcast presentation on R343 in asthma and its pipeline programs.)

About Rigel (www.rigel.com)

Rigel is a clinical-stage drug development company that discovers and develops novel, small-molecule drugs for the treatment of inflammatory and autoimmune diseases, as well as muscle disorders. Rigel’s pioneering research focuses on intracellular signaling pathways and related targets that are critical to disease mechanisms. Rigel’s productivity has resulted in strategic collaborations with large pharmaceutical partners to develop and market its product candidates. Current product development programs include fostamatinib, an oral syk inhibitor that has started its Phase 3 clinical trial program for rheumatoid arthritis, and R343, an inhaled syk inhibitor that has completed Phase 1 clinical trials for asthma.

This press release contains “forward-looking” statements, including, without limitation, statements related to Rigel’s expectations as to its year-end cash position and the sufficiency of its cash, cash equivalents and available-for-sale securities; the timing design, commencement and completion of clinical trials; identification of novel programs for clinical development, and the potential indications for treatment. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “may,” “intend,” “believe,” “plan.” “expect,” “potential,” and similar expressions are intended to identify these forward-looking statements. These forward-looking statements are based upon Rigel’s current expectations and involve risks and uncertainties. There are a number of important factors that could cause Rigel’s results to differ materially from those indicated by these forward-looking statements, including, without limitation, risks associated with Rigel’s need for additional capital, the timing and success of preclinical studies and clinical trials and the potential problems that may arise in the research and development and approval process, as well as other risks detailed from time to time in Rigel’s reports with the Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for the quarter ended June 30, 2011. Rigel does not undertake any obligation to update forward-looking statements and expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein.

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Contact: Ryan D. Maynard
Phone: 650.624.1284
Email: invrel@rigel.com

Media Contact: Susan C. Rogers, Alchemy Consulting, Inc.
Phone: 650.430.3777
Email: susan@alchemyemail.com

STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
	(unaudited)
Revenues:
Contract revenues	$4,355	$72,282	$4,750	$125,000

Operating expenses:
Research and development (see Note A)	17,316	16,394	49,531	50,634
General and administrative (see Note A)	5,080	5,530	15,677	19,380
Total operating expenses	22,396	21,924	65,208	70,014
Income (loss) from operations	(18,041)	50,358	(60,458)	54,986
Interest income, net	110	75	272	143
Net income (loss)	$(17,931)	$50,433	$(60,186)	$55,129

Net income (loss) per share:
Basic	$(0.25)	$0.97	$(0.99)	$1.06
Diluted	$(0.25)	$0.96	$(0.99)	$1.05

Weighted average shares used in computing net income (loss) per share:
Basic	71,226	52,127	60,660	52,022
Diluted	71,226	52,769	60,660	52,536

Note A

Stock-based compensation expense included in:
Research and development	$2,236	$2,017	$7,086	$7,017
General and administrative	854	1,750	3,041	5,618
	$3,090	$3,767	$10,127	$12,635

SUMMARY BALANCE SHEET DATA

(in thousands)

	September 30,	December 31,
	2011	2010(1)
	(unaudited)
Cash, cash equivalents and available for sale securities	$265,682	$177,295
Total assets	275,865	186,695
Stockholders’ equity	257,964	166,131

(1) Derived from audited financial statements